Exhibit 99.1

Maui Land & Pineapple Company, Inc. Announces Strategic Evaluation of Water Source and Transmission Assets

KAPALUA, Hawai‘i / September 10, 2025 – Maui Land & Pineapple Company, Inc. (NYSE: MLP), today announced that a comprehensive strategic review has been underway and a subcommittee of the Company’s board of directors was created to identify options for the potential sale or lease of the Company’s water source and infrastructure assets. This review and marketing of certain assets for sale began in early 2025.

MLP owns critical water-related assets on Maui, including source, storage, and transmission systems. In Upcountry Maui, assets include the Pi‘iholo Well, with an estimated capacity of over 1 million gallons per day, along with land for additional well sites, pumps and storage facilities. West Maui water assets include a collection of high-quality groundwater wells and a surface water system which serves the County of Maui for a large portion of Lahaina’s drinking water along with irrigation use in Kapalua and surrounding areas.

“For more than a century, MLP has invested tens of millions of dollars to construct and responsibly manage critically important water infrastructure in communities across Maui,” said Race Randle, CEO of Maui Land & Pineapple Company, Inc. “With Maui communities in need of additional water sources and experiencing severe drought conditions, we’re hopeful that these assets may increase water security across the island.”

The new subcommittee will be chaired by independent director Ken Ota. Born and raised on Maui, Mr. Ota is a respected expert with more than 30 years of experience with water, wastewater, and irrigation systems.

“On behalf of the new subcommittee of the board, we believe the sale of certain water-related assets may support the acceleration of other priority business efforts including critically needed housing creation,” said Ken Ota, board member of Maui Land & Pineapple Company, Inc.

The Company has not set a timetable for concluding its evaluation. Additional disclosures are not anticipated unless and until the Company determines that further disclosure is appropriate or required.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the Company’s ability to put its water-related and other assets into productive use. These forward-looking statements are based upon the current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties, and contingencies, many of which are beyond the control of the Company. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements because of possible uncertainties. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC's Internet site (http://www.sec.gov). We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether because of new information, future developments or otherwise.

About Maui Land & Pineapple Company

Maui Land & Pineapple Company, Inc. (NYSE: MLP) is dedicated to the thoughtful stewardship of its portfolio, including over 22,000 acres of land along with approximately 247,000 square feet of commercial real estate. The Company envisions a future where Maui residents thrive in more resilient communities with sufficient housing supply, economic stability, food and water security, and deep connections between people and place. For over a century, MLP has built a legacy of thoughtful stewardship through conservation, agriculture, community building, and land management. The Company continues this legacy today with a mission to thoughtfully maximize the productive use of its assets to meet the critical needs of current and future generations.

Company assets include land for future residential communities and mixed-use projects within the world-renowned Kapalua Resort, home to luxury hotels such as The Ritz-Carlton Maui and Montage Kapalua Bay, pristine beaches, a network of walking and hiking trails, and the Pu‘u Kukui Watershed, the largest private nature preserve in Hawai‘i.

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CONTACT

Investors:	Wade Kodama | Chief Financial Officer | Maui Land & Pineapple Company
e: wade@mauiland.com

Media:	Ashley Takitani Leahey | Vice President | Maui Land & Pineapple Company e: ashley@mauiland.com Dylan Beesley | Senior Vice President | Bennet Group Strategic Communications e: dylan@bennetgroup.com